                                    EXHIBIT 2

                           NORSKE SKOG CANADA LIMITED

                              FINANCIAL STATEMENTS

                FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003
                                   (UNAUDITED)

                                                    NORSKE SKOG CANADA LIMITED
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF EARNINGS                                    THREE MONTHS ENDED                  SIX MONTHS ENDED
AND RETAINED EARNINGS                                                        JUNE 30                           JUNE 30
                                                              -----------------------------------  ---------------------------------
UNAUDITED AND IN MILLIONS OF DOLLARS, EXCEPT WHERE OTHERWISE
STATED                                                               2003               2002              2003             2002
------------------------------------------------------------- -----------------  ----------------  ---------------- ----------------

NET SALES                                                      $      383.7       $      359.8      $      769.5     $      684.1
                                                              -----------------  ----------------  ---------------- ----------------
OPERATING EXPENSES
    Cost of sales                                                     360.7              338.3             721.1            648.9
    Selling, general and administrative                                13.4               15.5              27.0             31.3
    Depreciation and amortization                                      48.0               43.1              95.3             85.6
                                                              -----------------  ----------------  ---------------- ----------------
                                                                      422.1              396.9             843.4            765.8
                                                              -----------------  ----------------  ---------------- ----------------

OPERATING EARNINGS (LOSS)                                             (38.4)             (37.1)            (73.9)           (81.7)

FOREIGN EXCHANGE GAIN ON TRANSLATION OF LONG-TERM DEBT                 23.7               16.1              39.2             16.3

WRITE-OFF OF DEFERRED FINANCING COSTS                                  --                (15.8)             --              (15.8)

OTHER INCOME (EXPENSE), NET                                            (0.3)               1.2              --                3.1

INTEREST EXPENSE, NET                                                 (17.6)             (19.2)            (34.9)           (40.4)
                                                              -----------------  ----------------  ---------------- ----------------
EARNINGS (LOSS) BEFORE INCOME TAXES                                   (32.6)             (54.8)            (69.6)          (118.5)
                                                              -----------------  ----------------  ---------------- ----------------

INCOME TAX EXPENSE (RECOVERY)
    Current                                                             0.2                5.3               1.8             11.2
    Future                                                            (14.5)             (35.7)            (28.3)           (63.8)
                                                              -----------------  ----------------  ---------------- ----------------
                                                                      (14.3)             (30.4)            (26.5)           (52.6)
                                                              -----------------  ----------------  ---------------- ----------------

NET EARNINGS (LOSS)                                                   (18.3)             (24.4)            (43.1)           (65.9)

RETAINED EARNINGS, BEGINNING OF PERIOD                                215.3              321.9             240.1            363.4
                                                              -----------------  ----------------  ---------------- ----------------

RETAINED EARNINGS, END OF PERIOD                               $      197.0       $      297.5      $      197.0     $      297.5
                                                              =================  ================  ================ ================

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE (IN DOLLARS)       $      (0.09)      $      (0.13)     $      (0.21)    $      (0.37)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN MILLIONS)              205.9              186.4             205.9            180.7

                                                    NORSKE SKOG CANADA LIMITED
-----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS                                                                           AS AT
                                                                                      ---------------------------------------
UNAUDITED AND IN MILLIONS OF DOLLARS, EXCEPT WHERE OTHERWISE STATED                        JUNE 30           DECEMBER 31
                                                                                            2003                2002
------------------------------------------------------------------------------------- ------------------ --------------------
                                                                                                              (AUDITED)
ASSETS

    Current assets
      Cash and short-term investments                                                   $       33.3      $         --
      Accounts receivable                                                                      256.5               277.3
      Inventories                                                                              239.5               242.7
      Prepaid expenses                                                                           4.0                 9.2
                                                                                      ------------------ --------------------
                                                                                               533.3               529.2
    Fixed assets                                                                             2,272.5             2,326.6
    Other assets                                                                                33.4                37.7
                                                                                      ------------------ --------------------
                                                                                        $    2,839.2      $      2,893.5
                                                                                      ================== ====================

LIABILITIES

    Current liabilities
      Accounts payable and accrued liabilities                                          $      255.1      $        288.8

    Long-term debt (note 3)                                                                    872.9               886.2
    Other long-term obligations                                                                252.4               188.3
    Future income taxes                                                                        368.7               397.0
    Deferred credits                                                                             8.5                 8.5
                                                                                      ------------------ --------------------
                                                                                             1,757.6             1,768.8
                                                                                      ------------------ --------------------

SHAREHOLDERS' EQUITY

    Share capital (note 4)                                                                     884.6               884.6
    Retained earnings                                                                          197.0               240.1
                                                                                      ------------------ --------------------
                                                                                             1,081.6             1,124.7
                                                                                      ------------------ --------------------
                                                                                        $    2,839.2      $      2,893.5
                                                                                      ================== ====================

ON BEHALF OF THE BOARD

(SIGNED) "RUSSELL J. HORNER"                    (SIGNED) "WILLIAM P. ROSENFELD"
DIRECTOR                                        DIRECTOR

                                                    NORSKE SKOG CANADA LIMITED
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    THREE MONTHS ENDED                   SIX MONTHS ENDED
CONSOLIDATED STATEMENTS OF CASH FLOWS                                    JUNE 30                             JUNE 30
                                                             ---------------------------------  -----------------------------------
UNAUDITED AND IN MILLIONS OF DOLLARS, EXCEPT WHERE OTHERWISE
STATED                                                             2003              2002             2003               2002
------------------------------------------------------------ ----------------   --------------  ----------------   ----------------

CASH PROVIDED (USED) BY

OPERATIONS
    Net earnings (loss)                                       $      (18.3)      $    (24.4)     $      (43.1)      $      (65.9)
    Items not requiring (providing) cash
      Depreciation and amortization                                   48.0             43.1              95.3               85.6
      Future income taxes                                            (14.5)           (35.7)            (28.3)             (63.8)
      Increase in other long-term obligations                          6.6              1.3               7.8                4.1
      Foreign exchange gain on translation of long-term debt         (23.7)           (16.1)            (39.2)             (16.3)
      Write-off of deferred financing costs                           --               15.8              --                 15.8
      Other                                                           (0.3)            (4.5)              0.6               (7.0)
                                                             ----------------   --------------  ----------------   ----------------
                                                                      (2.2)           (20.5)             (6.9)             (47.5)
                                                             ----------------   --------------  ----------------   ----------------
    Changes in non-cash working capital
      Accounts receivable                                             19.6              2.1              19.8               32.8
      Inventories                                                     (5.4)             9.0               3.2               12.8
      Prepaid expenses                                                 0.4             (2.4)              5.2               (1.3)
      Accounts payable and accrued liabilities                         7.7              6.2             (33.5)              (8.9)
                                                             ----------------   --------------  ----------------   ----------------
                                                                      22.3             14.9              (5.3)              35.4
                                                             ----------------   --------------  ----------------   ----------------
    Cash provided (used) by operations                                20.1             (5.6)            (12.2)             (12.1)
                                                             ----------------   --------------  ----------------   ----------------
INVESTING
    Additions to fixed assets                                        (27.6)           (17.5)            (41.4)             (26.9)
    Proceeds from sale of marketable securities                       --               --                --                 39.2
    Proceeds from sale of fixed assets                                --                0.3               0.2                1.3
    Proceeds from termination of interest rate swaps                  --               --                15.9               --
    Increase in other assets                                          (1.2)            (3.5)             (0.3)              (3.7)
                                                             ----------------   --------------  ----------------   ----------------
                                                                     (28.8)           (20.7)            (25.6)               9.9
                                                             ----------------   --------------  ----------------   ----------------
FINANCING
    Issue of common shares, net of share issue costs (note 4)         --              208.6              --                208.6
    Issue (repayment) of long-term debt (note 3)                     212.7           (334.7)            212.7             (339.0)
    Increase (decrease) in revolving loan (note 3)                  (151.8)            27.8            (118.0)              27.8
    Financing costs                                                   (5.2)            --                (5.2)              --
    Decrease in other long-term obligations                          (13.7)            --               (18.4)              --
                                                             ----------------   --------------  ----------------   ----------------
                                                                      42.0            (98.3)             71.1             (102.6)
                                                             ----------------   --------------  ----------------   ----------------

CASH, INCREASE (DECREASE) DURING PERIOD (1)                           33.3           (124.6)             33.3             (104.8)
CASH, BEGINNING OF PERIOD (1)                                         --              124.6              --                104.8
                                                             ----------------   --------------  ----------------   ----------------

CASH, END OF PERIOD (1)                                       $       33.3       $     --        $       33.3       $       --
                                                             ================   ==============  ================   ================


SUPPLEMENTAL INFORMATION
    Income taxes paid                                         $        1.7       $      3.5      $        5.2       $        9.1
    Net interest paid                                                 18.3             21.3              35.1               41.9


(1)   Cash includes cash and short-term investments.

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED AND IN MILLIONS OF DOLLARS, EXCEPT WHERE OTHERWISE STATED
--------------------------------------------------------------------------------


1.   BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Norske Skog Canada Limited ("the Company" or "NorskeCanada") and from their respective dates of acquisition of control or formation, its wholly-owned subsidiaries and partnership. The Company's 50.1% proportionate share of Powell River Energy Inc. ("PREI"), a joint venture between Great Lakes Power Inc. ("Great Lakes") and the Company, is accounted for using the proportionate consolidation method. All inter-company transactions and amounts have been eliminated on consolidation.

     The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles on a basis consistent with those followed in the most recent audited annual consolidated financial statements. These unaudited interim consolidated financial statements do not include all information and note disclosures required by Canadian generally accepted accounting principles for annual financial statements, and therefore should be read in conjunction with the December 31, 2002 audited consolidated financial statements and the notes below.

2.   SEGMENTED INFORMATION

     The Company operates in three business segments:

          Specialties    - Manufacture and sale of groundwood specialty
                           printing papers and kraft paper
          Newsprint      - Manufacture and sale of newsprint
          Pulp           - Manufacture and sale of softwood pulps

     Effective January 1, 2003, the Company has segregated its kraft paper activities (previously referred to as containerboard) from its pulp business segment and included it in its specialties business segment. Segment information for prior periods has been restated to reflect these changes. The segments are managed separately and all manufacturing facilities are located in Canada.

                                                       SPECIALTIES       NEWSPRINT         PULP            TOTAL
                                                    -----------------------------------------------    --------------
     THREE MONTHS ENDED JUNE 30, 2003
        Net sales (1)                                  $  214.9         $  113.3         $   55.5        $  383.7
        Depreciation and amortization                      25.5             15.3              7.2            48.0
        Operating earnings (loss)                          (9.8)           (16.7)           (11.9)          (38.4)
        Capital expenditures                               11.4              7.9              8.3            27.6

     THREE MONTHS ENDED JUNE 30, 2002
        Net sales (1)                                  $  192.1         $  112.0         $   55.7        $  359.8
        Depreciation and amortization                      21.1             15.5              6.5            43.1
        Operating earnings (loss)                          (5.7)           (23.7)            (7.7)          (37.1)
        Capital expenditures                               13.0              2.9              1.6            17.5

     SIX MONTHS ENDED JUNE 30, 2003
        Net sales (1)                                  $  428.2         $  227.9         $  113.4        $  769.5
        Depreciation and amortization                      49.9             31.1             14.3            95.3
        Operating earnings (loss)                         (19.8)           (35.2)           (18.9)          (73.9)
        Capital expenditures                               16.7             13.3             11.4            41.4

     SIX MONTHS ENDED JUNE 30, 2002
        Net sales (1)                                  $  380.5         $  203.0         $  100.6        $  684.1
        Depreciation and amortization                      41.8             31.0             12.8            85.6
        Operating earnings (loss)                          (0.8)           (51.5)           (29.4)          (81.7)
        Capital expenditures                               17.6              4.5              4.8            26.9

   (1) Pulp net sales are stated net of inter-segment pulp sales of $45.8 million for the three months ended June 30, 2003 ($44.1 - three months ended June 30, 2002) and $92.5 million for the six months ended June 30, 2003 ($88.8 million - six months ended June 30, 2002).

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED AND IN MILLIONS OF DOLLARS, EXCEPT WHERE OTHERWISE STATED
--------------------------------------------------------------------------------

3.   LONG-TERM DEBT

     The Company's long-term debt, all of which matures beyond one year, is as follows:

                                                                                                         AS AT
                                                                                         --------------------------------------
                                                                                           JUNE 30, 2003    DECEMBER 31, 2002
                                                                                         ------------------ -------------------
                                                                                                                (AUDITED)
     RECOURSE
       Senior notes, 8.625% due June 2011 (US$400.0 million; 2002 - US$250.0 million)     $       546.7      $        394.9
       Senior notes, 10% due March 2009 (US$200.0 million)                                        288.6               335.0
                                                                                         ------------------ -------------------
                                                                                                  835.3               729.9
       Revolving operating loan of up to $350.0 million, $335.0 million due July
       2006 and $15.0 million due July 2005, with interest at CDN prime rate/US base
       rate plus 1.25%, or LIBOR/BA rate plus 2.25% at the Company's option                        --                 118.7
                                                                                         ------------------ -------------------
                                                                                                  835.3               848.6
                                                                                         ------------------ -------------------
     NON-RECOURSE (PREI)
       First Mortgage Bonds, 6.387% due July 2009                                                  37.6                37.6
                                                                                         ------------------ -------------------
       Total long-term debt                                                               $       872.9      $        886.2
                                                                                         ================== ===================

     On May 15, 2003, the Company issued an additional US$150.0 million 8.625% Senior Notes due June 2011. The Notes were issued at a premium amount of US$4.4 million to yield 8%. Proceeds were used to repay the outstanding balance on the revolving operating loan and for general corporate purposes.

     Substantially all of the assets of the Company are pledged as security under the revolving operating loan. Its availability is determined by a borrowing base, calculated on accounts receivable and inventory balances, and includes a covenant to maintain the debt/capitalization ratio below 60%. At June 30, 2003, the unused portion of the revolving operating loan available to the Company, after giving effect to outstanding letters of credit, was $284.7 million. During the quarter, the Company elected to change the borrowing base formula, which will result in an increased availability under the revolving operating loan effective July 31, 2003. An interest coverage covenant is applicable in certain circumstances if the Company incurs secured debt other than under its revolving operating loan. No such debt has been incurred.

     As at June 30, 2003, the Company remained in compliance with the covenants under both its credit facilities and bond indentures. However, the Company's Consolidated Fixed Charge Ratio was below the 2.0:1 threshold of the bond indentures, which, while not constituting a default, prohibits the payment of dividends and limits the amount of additional debt that can be incurred outside of the existing credit facilities.

4.   SHARE CAPITAL

                                                                                                  AS AT
                                                                     -------------------------------------------------------------
                                                                                JUNE 30, 2003              DECEMBER 31, 2002
                                                                         SHARES               $           SHARES           $
                                                                     -------------------------------- ----------------------------
     Continuity of common shares:                                                                              (AUDITED)

       Beginning of period                                              205,910,132         884.6       174,810,132        673.1
       Common shares issued                                                 -                 -          31,100,000        217.7
       Share issue costs (net of income tax recovery of $3.4 million)       -                 -             -               (6.2)
                                                                     -------------------------------- ----------------------------
       End of period                                                    205,910,132         884.6       205,910,132        884.6
                                                                     ================================ ============================

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED AND IN MILLIONS OF DOLLARS, EXCEPT WHERE OTHERWISE STATED
--------------------------------------------------------------------------------

5.   FINANCIAL INSTRUMENTS

     The Company uses financial instruments to reduce its exposure to foreign currency and price risk associated with its revenues, energy costs, and long-term debt. The Company also uses interest rate swaps to reduce its exposure to changes in long-term fixed interest rates associated with its senior notes.

     REVENUE AND COST HEDGING INSTRUMENTS

     Foreign currency options and forward contracts outstanding to sell U.S. dollars were as follows:

     AS AT JUNE 30, 2003

                                                        OPTIONS
                          --------------------------------------------------------------------
                                      FLOOR                            CEILING                      FORWARD CONTRACTS
                          ------------------------------  ------------------------------------  --------------------------
                                           AVERAGE RATE                    AVERAGE RATE                    AVERAGE RATE
     TERM                  US$MILLIONS      CDN$ / US$     US$MILLIONS      CDN$ / US$      US$MILLIONS     CDN$ / US$
     -------------------- -------------   --------------  -------------  ----------------  -------------  ----------------
     0 TO 12 MONTHS        $      331         1.5185       $      260         1.5820        $      67         1.5338
     13 TO 24 MONTHS       $      134         1.4620       $       78         1.5371        $      45         1.5795


     AS AT DECEMBER 31, 2002 (AUDITED)

                                                        OPTIONS
                          --------------------------------------------------------------------
                                      FLOOR                            CEILING                      FORWARD CONTRACTS
                          ------------------------------  ------------------------------------  --------------------------
                                           AVERAGE RATE                    AVERAGE RATE                    AVERAGE RATE
     TERM                  US$MILLIONS      CDN$ / US$     US$MILLIONS      CDN$ / US$      US$MILLIONS     CDN$ / US$
     -------------------- -------------   --------------  -------------  ----------------  -------------  ----------------
     0 to 12 months        $      297         1.5595       $      285         1.6095        $     118         1.5330
     13 to 24 months       $      133         1.5695       $      127         1.6263        $      38         1.6123

     At period-end exchange rates, the amount that the Company would receive to settle the above contracts and options, is $86.4 million of which $14.2 million has been included in accounts receivable and accounts payable.

     At June 30, 2003, no commodity price hedging instruments are outstanding in respect of products sold. The Company has oil swaps to purchase 600,000 barrels ("bbls") at an average contract rate of US$24.48 per bbl, settling between November 2003 and March 2005 and natural gas swaps to purchase 1.9 million gigajoules ("Gj") at an average contract rate of US$4.53 per Gj, settling between November 2003 and October 2004. At period-end rates, the net amount the Company would receive to settle these contracts is $1.3 million.

     LONG-TERM DEBT HEDGING INSTRUMENTS

     The Company has forward foreign exchange contracts to acquire US dollars totalling US$250.3 million over a five-year period at rates averaging
     1.5484. At period-end rates, the net amount the Company would pay to settle these contracts is $38.7 million. At June 30, 2003, the Company had no interest rate swaps outstanding.

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED AND IN MILLIONS OF DOLLARS, EXCEPT WHERE OTHERWISE STATED
--------------------------------------------------------------------------------

6.   STOCK-BASED COMPENSATION

     The Company applies settlement accounting for recording share options granted to directors, officers and employees. If the fair value method had been used to determine compensation cost for share options granted to directors, officers and employees, the Company's net loss and loss per share would have been as follows:

                                                                       THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                             JUNE 30                             JUNE 30
                                                               ---------------------------------- --------------------------------
                                                                     2003             2002             2003              2002
                                                               ---------------- ----------------- ---------------- ---------------

     NET EARNINGS (LOSS):
        As reported                                              $   (18.3)        $   (24.4)         $   (43.1)      $   (65.9)
        Pro forma                                                    (18.8)            (24.5)             (44.1)          (66.1)

     NET EARNINGS (LOSS) PER COMMON SHARE (IN DOLLARS):
        As reported                                              $   (0.09)        $   (0.13)         $   (0.21)      $   (0.37)
        Pro forma                                                    (0.09)            (0.13)             (0.21)          (0.37)


     The fair value of share options was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                                                    2003             2002
                                                                                            -----------------------------------

     Risk-free interest rate (%)                                                                      4.9               5.2
     Annual dividends per share                                                                       NIL               Nil
     Expected stock price volatility (%)                                                             27.3              26.0
     Average fair value of options granted                                                     $     1.74         $    2.33


     The average expected life of the options used in the option pricing model was determined as four years.

7.   GUARANTEES AND INDEMNITIES

     The Company has, over time, provided various indemnities with respect to tax, environment, and general representations and warranties on sales of portions of its business. Significant existing indemnities are as follows:

     The Company sold a portion of its operations in June 2001. In this regard, the Company provided a 10-year environmental indemnity with a maximum liability to the Company of $12.5 million. This liability has subsequently been reduced by expenditures related to certain decommissioning projects. The Company also provided a tax indemnity, which continues while the relevant tax years of the indemnified parties remain open to audit and a general indemnity, capped at $5 million, which expires in 2004. The Company is unable to estimate its potential liability under these indemnities as the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. As such, no liability has been recorded for these potential obligations.

     In connection with dispositions of certain businesses in 1997, the Company provided tax indemnities, which survive while the relevant tax years of the indemnified parties remain open to audit. The Company does not expect any significant claims with respect to these liabilities and has therefore not recorded any related liability.

8.   COMPARATIVE FIGURES

     Certain comparative figures have been reclassified to conform with the presentation adopted for the current period.